Exhibit 99.9

RAIT FINANCIAL TRUST

AND SUBSIDIARIES

INDEX TO QUARTERLY REPORT

ON FORM 10-Q

Item 1.	Financial Statements

RAIT FINANCIAL TRUST

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Cash and cash equivalents	$43,660,641	$71,419,877
Restricted cash	53,640,382	20,892,402
Accrued interest receivable	16,542,614	13,127,801
Real estate loans, net	1,036,658,736	714,428,071
Unconsolidated real estate interests	41,784,652	40,625,713
Consolidated real estate interests	47,732,727	44,958,407
Consolidated real estate interests held for sale	13,692,004	104,339,564
Furniture, fixtures and equipment, net	568,973	590,834
Prepaid expenses and other assets	15,244,243	13,314,758
Goodwill	887,143	887,143

Total assets	$1,270,412,115	$1,024,584,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued liabilities and other liabilities	$7,078,411	$3,225,997
Accrued interest payable	3,257,070	2,178,315
Tenant security deposits	4,185	3,185
Dividends payable	20,271,676	—
Borrowers’ escrows	43,213,779	15,981,762
Senior indebtedness relating to loans	126,000,000	66,500,000
Long-term debt secured by consolidated real estate interests	30,942,477	959,442
Liabilities underlying consolidated real estate interests held for sale	7,122,071	63,641,400
Repurchase facility	64,572,000	—
Unsecured line of credit	335,000,000	240,000,000
Secured line of credit	20,000,000	22,400,000

Total liabilities	$657,461,669	$414,890,101
Minority interest	447,067	459,684
Shareholders’ equity:
Preferred shares, $.01 par value; 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,760,000 shares issued and outstanding	27,600	27,600
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,258,300 shares issued and outstanding	22,583	22,583
Common shares, $.01 par value; 200,000,000 authorized shares; issued and outstanding 28,155,105 and 27,899,065 shares	281,551	278,991
Additional paid-in-capital	607,071,537	602,919,108
Retained earnings	6,304,960	6,250,150
Loans for stock options exercised	—	(263,647)
Accumulated other comprehensive loss	(1,204,852)	—

Total shareholders’ equity	$612,503,379	$609,234,785

Total liabilities and shareholders’ equity	$1,270,412,115	$1,024,584,570

The accompanying notes are an integral part of these consolidated financial statements.

RAIT FINANCIAL TRUST

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
REVENUES
Interest income	$24,662,023	$20,863,923	$66,695,989	$59,474,074
Rental income	2,845,642	3,020,568	9,553,009	9,175,799
Fee income and other	3,815,421	991,335	11,702,182	3,988,443
Investment income	2,770,163	1,252,554	5,080,151	4,199,417

Total revenues	34,093,249	26,128,380	93,031,331	76,837,733

COSTS AND EXPENSES
Interest	8,179,253	3,626,521	20,533,044	8,498,341
Property operating expenses	1,837,038	1,821,548	5,461,271	5,282,693
Salaries and related benefits	1,880,259	1,369,636	5,551,711	3,864,192
General and administrative	1,095,319	923,192	3,158,537	3,043,031
Depreciation and amortization	306,622	300,072	916,755	890,763

Total costs and expenses	13,298,491	8,040,969	35,621,318	21,579,020

Net operating income	$20,794,758	$18,087,411	$57,410,013	$55,258,713
Non-operating interest income	290,536	63,487	943,038	297,031
Equity in undistributed net loss of equity method investments	(232,935)	—	(232,935)	—
Minority interest	(8,024)	(7,209)	(18,163)	(22,464)

Net income from continuing operations	20,844,335	18,143,689	58,101,953	55,533,280
Gain from discontinued operations	—	—	2,788,663	—
Net income from discontinued operations	89,215	1,201,749	1,441,574	1,910,739

Net income	$20,933,550	$19,345,438	$62,332,190	$57,444,019
Dividends attributed to preferred shares	2,518,955	2,518,955	7,556,865	7,556,865

Net income available to common shareholders	$18,414,595	$16,826,483	$54,775,325	$49,887,154

Net income from continuing operations per common share-basic	$0.65	$0.60	$1.81	$1.87
Net income from discontinued operations per common share-basic	—	0.05	0.15	0.07

Net income per common share basic	$0.65	$0.65	$1.96	$1.94

Net income from continuing operations per common share-diluted	$0.65	$0.60	$1.80	$1.86
Net income from discontinued operations per common share-diluted	—	0.05	0.15	0.07

Net income per common share diluted	$0.65	$0.65	$1.95	$1.93

Dividends declared	$0.72	$0.65	$1.95	$1.82

The accompanying notes are an integral part of these consolidated financial statements.

RAIT FINANCIAL TRUST

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Net income	$20,933,550	$19,345,438	$62,332,190	$57,444,019
Other comprehensive loss
Change in the fair value of cash flow hedges	(1,204,852)	—	(1,204,852)	—

Total other comprehensive loss	(1,204,852)	—	(1,204,852)	—

Comprehensive income	$19,728,698	$19,345,438	$61,127,338	$57,444,019

The accompanying notes are an integral part of these consolidated financial statements.

RAIT FINANCIAL TRUST

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$62,332,190	$57,444,019
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	18,163	22,464
Employee bonus shares	—	21,895
Equity in net loss of equity method investment	232,935	—
Gain from sale of property interest	(2,788,663)	—
Depreciation and amortization	1,294,232	3,292,618
Accretion of loan discounts	(45,244)	(10,925,181)
Amortization of debt costs	1,018,451	499,442
Deferred compensation	598,889	394,686
Decrease in tenant escrows	—	46,435
Increase in accrued interest receivable	(4,616,628)	(7,261,623)
Increase in prepaid expenses and other assets	(2,093,361)	(3,634,079)
Increase (decrease) in accounts payable and accrued liabilities	2,359,301	(304,280)
Increase in accrued interest payable	1,077,045	94,319
Increase (decrease) in tenant security deposits	1,000	(29,483)
(Increase) decrease in borrowers’ escrows	(5,515,963)	841,787

Net cash provided by operating activities	53,872,347	40,503,019

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture, fixtures and equipment	(87,818)	(41,522)
Real estate loans purchased	(29,484,698)	(12,250,000)
Real estate loans originated	(638,440,603)	(331,673,835)
Principal repayments from real estate loans	343,950,198	200,710,930
Distributions paid from consolidated interests in real estate held for sale	(30,780)	(41,040)
Investment in consolidated real estate interests	(4,084,357)	(953,055)
Investment in consolidated real estate interests held for sale	(42,669)	(3,527,890)
Proceeds from sale of consolidated real estate interests held for sale	38,100,736	—
Investment in unconsolidated real estate interests	(1,845,408)	(8,005,705)
Repayments from unconsolidated real estate interests	686,471	—
Proceeds from disposition of unconsolidated real estate interests	—	10,053,660
Release (collection) of escrows held to fund expenditures for consolidated real estate interests	518,387	(171,295)
Release of escrows held to fund expenditures for consolidated real estate interests held for sale	55,522	195,600

Net cash used in investing activities	(290,705,019)	(145,704,152)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments on senior indebtedness	(2,500,000)	(6,938,442)
Principal repayments on long-term debt	(136,559)	(794,754)
Principal repayments on notes underlying deferred compensation	263,647	—
Proceeds of senior indebtedness	27,000,000	111,500,000
Proceeds from long term debt	30,000,000	—
Proceeds from participations sold to Taberna	35,000,000	—
(Repayments) on secured lines of credit, net	(2,400,000)	(23,475,553)
Borrowings on unsecured lines of credit, net	95,000,000	—
Borrowings on repurchase facility	64,572,000	—
Payment of preferred dividends	(7,556,865)	(7,556,865)
Payment of common dividends	(34,210,505)	(30,799,927)
Principal payments on loans for stock options exercised	—	240,339
Issuance of common shares, net	4,041,718	62,151,066

Net cash provided by financing activities	209,073,436	104,325,864

NET CHANGE IN CASH AND CASH EQUIVALENTS	(27,759,236)	(875,269)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	71,419,877	13,331,373

CASH AND CASH EQUIVALENTS, END OF PERIOD	$43,660,641	$12,456,104

The accompanying notes are an integral part of these consolidated financial statements.

RAIT FINANCIAL TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

(Unaudited)

Note 1 — Basis of Presentation

In the opinion of management, these unaudited financial statements contain all disclosures which are necessary to present fairly RAIT Financial Trust’s (the “Company”) consolidated financial position at September 30, 2006, its results of operations for the three and nine months ended September 30, 2006 and 2005 and its cash flows for the nine months ended September 30, 2006 and 2005. The financial statements include all adjustments (consisting only of normal recurring adjustments) which in the opinion of management are necessary in order to present fairly the financial position and results of operations for the interim periods presented. Certain information and footnote disclosures normally included in financial statements under accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as updated by the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2006. Certain reclassifications have been made to the consolidated financial statements as of December 31, 2005 and for the three and nine months ended September 30, 2005 to conform to the presentation as of and for the three and nine months ended September 30, 2006.

Share Based Compensation

Effective January 1, 2006, the Company has adopted FASB Statement No. 123 (R), “Share-Based Payment”. Statement 123 (R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued.

Statement 123 (R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting For Stock Issued to Employees”. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The impact of Statement 123 (R), if it had been in effect, on the net earnings and related per share amounts for the years ended December 31, 2005, 2004 and 2003 was disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2005.

Because the Company adopted Statement 123 (R) using the modified prospective transition method, prior periods have not been restated. Under this method, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the period of adoption. The Company measured share-based compensation cost using the Black-Scholes option pricing model for stock option grants prior to January 1, 2006 and anticipates using this pricing model for future grants. The Company did not grant options during the three or nine months ended September 30, 2006.

Share-based compensation of $5,500 and $16,500 was recognized for the three and nine months ended September 30, 2006, which related to the unvested portion of options to acquire the Company’s common shares of beneficial interest (the “Common Shares”) granted prior to January 1, 2006. Reported net income, adjusting for share-based compensation that would have been recognized in the three and nine months ended September 30, 2005 if Statement 123 (R) had been followed in that quarter is presented in the following table:

	For the three months ended September 30, 2005	For the nine months ended September 30, 2005
Net income available to common shareholders, as reported	$16,826,000	$49,887,000
Less: stock based compensation determined under fair value based method for all awards	(7,000)	(21,000)

Pro forma net income	$16,819,000	$49,866,000

Net income per share — basic, as reported	$0.65	$1.94
pro forma	$0.65	$1.94
Net income per share — diluted, as reported	$0.65	$1.93
pro forma	$0.65	$1.93

The adoption of Statement 123 (R) did not change the way that the Company has accounted for stock awards in prior periods and therefore no such change is reflected in the pro forma table above. The Company expenses the fair value of stock awards determined at the grant date on a straight-line basis over the vesting period of the award.

Variable Interest Entities

The Company has adopted Financial Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” and revised FIN 46 (“FIN 46(R)”). In doing so, the Company has evaluated its various interests to determine whether they are in variable interest entities. These variable interests are primarily subordinated financings in the form of mezzanine loans or unconsolidated real estate interests. The Company has identified 25 and 23 variable interests having an aggregate book value of $142.4 million and $182.4 million that it held as of September 30, 2006 and December 31, 2005, respectively. For one of these variable interests, with a book value of $40.8 million at September 30, 2006, the Company determined that the Company is the primary beneficiary and such variable interest is included in the Company’s consolidated financial statements.

The variable interest entity consolidated by the Company is the borrower under a first mortgage loan secured by a 594,000 square foot office building in Milwaukee, Wisconsin. The Company purchased the first mortgage loan in June 2003 (face value and underlying collateral value are both in excess of $40.0 million) for $26.8 million. At the time the Company purchased the loan, the Company determined that the entity that owned the property was not a variable interest entity.

Prior to the loan’s maturity date, in August 2004, the Company entered into a forbearance agreement with the borrower that provided that the Company will take no action with regard to foreclosure or sale of the building for a period of three years, with two one-year extension options, subject to the Company’s approval. The agreement also gives the Company operational and managerial control of the property with the owner relinquishing any right to participate. The Company also agreed to make additional loan advances to fund certain outstanding fees and commissions (some of which fees are owed to an affiliate of the owner), and to fund shortfalls in operating cash flow, if necessary, during the forbearance period. The loan remains outstanding in its full amount and, aside from extending the maturity date of the loan, no other terms were adjusted.

The Company concluded that entering into the forbearance agreement is a triggering event under FIN 46(R) and thus the variable interest must be reconsidered. Because the actual owner of the property no longer had a controlling financial interest in the property and the Company had the obligation to make additional advances under the Company’s loan to fund any potential losses, the Company determined that the borrower is a variable interest entity and that the Company is the primary beneficiary due to the Company absorbing the majority of the probability weighted expected losses, as defined in FIN 46(R). The Company continues to hold a valid and enforceable first mortgage and the value of the property exceeds the Company’s carrying value of the loan. However, as the primary beneficiary, the Company is required to consolidate this variable interest entity pursuant to FIN 46(R).

The Company’s consolidated financial statements as of and for the three and nine months ended September 30, 2006 include the assets, liabilities, and results of operations of the variable interest entity, which are summarized below:

	As of and for the three months ended September 30, 2006	As of and for the nine months ended September 30, 2006
Total assets	$50,964,564	$50,964,564

Total liabilities	$434,584	$434,584

Total income	$1,919,653	$6,889,139
Total expense	1,809,431	4,944,899

Net income	$110,222	$1,944,240

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges or for derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

Transfers of Financial Assets

In some instances the Company may sell all or a portion of its investments to a third party. To the extent the fair value received for an investment exceeds the amortized cost of that investment and Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” criteria is met, under which control of the asset that is sold is surrendered making it a “true sale,” a gain on the sale will be recorded through earnings as other income. To the extent an investment that is sold has a discount or fees, which were deferred at the time the investment was made and were being recognized over the term of the investment, the unamortized portion of the discount or fees are recognized at the time of sale and recorded as a gain on the sale of the investment through other income.

Note 2 — Consolidated Statement of Cash Flows

For the purpose of reporting cash flows, cash and cash equivalents include non-interest earning deposits and interest earning deposits. Cash paid for interest was $21.6 million and $11.6 million for the nine months ended September 30, 2006 and 2005, respectively.

Dividends declared during the third quarter of 2006 and 2005, but not paid until October 2006 and 2005, were $20.3 million and $15.6 million, respectively.

Note 3 — Restricted Cash and Borrowers’ Escrows

Restricted cash and borrowers’ escrows represent borrowers’ funds held by the Company to fund certain expenditures or to be released at the Company’s discretion upon the occurrence of certain pre-specified events, and to serve as additional collateral for borrowers’ loans.

Note 4 — Real Estate Loans

The Company’s portfolio of real estate loans consisted of the following at September 30, 2006 and December 31, 2005:

	September 30, 2006 (Unaudited)	December 31, 2005
First mortgages	$728,759,733	$424,098,275
Mezzanine loans	311,682,257	291,158,720

Subtotal	1,040,441,990	715,256,995
Unearned fees	(3,557,097)	(602,767)
Less: Allowance for loan losses	(226,157)	(226,157)

Real estate loans, net	$1,036,658,736	$714,428,071

The following is a summary description of the assets contained in the Company’s portfolio of real estate loans as of September 30, 2006:

Type of Loan	Number of Loans	Average Loan to Value (1)	Range of Loan Yields (2)	Range of Maturities
First mortgages	47	77%	7.5% - 19.0%	11/23/06 - 8/15/11
Mezzanine loans	101	85%	9.2% - 17.0%	11/18/06 - 5/1/21

(1)	Calculated as the sum of the outstanding balance of the Company’s loan and senior loan (if any) divided by the current appraised value of the underlying collateral.

(2)	The Company’s calculation of loan yield includes points charged.

The properties underlying the Company’s portfolio of real estate loans consisted of the following types as of September 30, 2006 and December 31, 2005:

	September 30, 2006		December 31, 2005
	Principal Amount	Percentage	Principal Amount	Percentage
Multi-family	$576.8 million	55%	$351.0 million	49%
Office	153.4 million	15%	146.2 million	20%
Retail and other	310.2 million	30%	218.0 million	31%

Total	$1,040.4 million	100%	$715.2 million	100%

As of September 30, 2006, the maturities of the Company’s real estate loans in the remainder of 2006, in each year through 2010, and the aggregate maturities thereafter are as follows:

2006	$134,723,731
2007	302,055,187
2008	180,429,735
2009	128,690,887
2010	11,543,442
Thereafter	282,999,008

Total	$1,040,441,990

Senior indebtedness relating to loans arises when the Company sells a participation or other interest in one of its first mortgages or mezzanine loans to another lender. These participations and interests rank senior to the Company’s right to repayment under the relevant mortgage or loan in various ways. As of September 30, 2006 and December 31, 2005, senior indebtedness relating to loans consisted of the following:

	September 30, 2006 (Unaudited)	December 31, 2005
Senior loan participation, secured by Company’s interest in a first mortgage loan with a book value of $12,786,014 and $12,782,840 at September 30, 2006 and December 31, 2005, respectively, payable interest only at LIBOR plus 250 basis points (7.82188% at September 30, 2006) due monthly, principal balance due October 31, 2006. This participation was paid in full	$5,000,000	$5,000,000
Term loan payable, secured by Company’s interest in a first mortgage loan with a principal balance of $9,750,000 and $9,000,000 at September 30, 2006 and December 31, 2005, respectively, payable interest only at 6.75% due monthly, principal balance due September 29, 2009	8,000,000	8,000,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $15,500,000 at September 30, 2006 and December 31, 2005, payable interest only at 5.0% due monthly, principal balance due October 15, 2007	11,000,000	11,000,000
Senior loan participation, secured by Company’s interest in a mezzanine loan with a book value of $12,168,169 and $19,468,759 at September 30, 2006 and December 31, 2005, respectively, payable interest only at the bank’s prime rate (8.25% at September 30, 2006) due quarterly, principal balance due April 30, 2007	—	2,500,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $52,946,971 and $45,252,334 at September 30, 2006 and December 31, 2005, respectively, payable interest only at 6.0% due monthly, principal balance due February 25, 2007	35,000,000	35,000,000
Senior loan participation, secured by Company’s interest in a first mortgage loan with a principal balance of $8,000,000 at September 30, 2006 and December 31, 2005, payable interest only at LIBOR plus 225 basis points (7.57188% at September 30, 2006) due monthly, principal balance due September 1, 2007	5,000,000	5,000,000
Term loan payable, secured by Company’s interest in a first mortgage loan with a principal balance of $31,200,000 and $0 at September 30, 2006 and December 31, 2005, respectively, payable interest only at LIBOR plus 165 basis points (6.97188% at September 30, 2006) due monthly, principal balance due November 29, 2006	27,000,000	—
84.98534429% pari passu participation, secured by Company’s interest in a first mortgage with a book value of $13,843,563 and $13,516,426 at September 30, 2006 and December 31, 2005, respectively, due monthly, principal balance due September 30, 2008	11,765,000	—
47.8468895% pari passu participation, secured by Company’s interest in a first mortgage with a book value of $20,900,000 at both September 30, 2006 and December 31, 2005, due monthly, principal balance due December 28, 2008	10,000,000	—
21.87603306 pari passu participation, secured by Company’s interest in a first mortgage with a book value of $60,500,000 and $0 at September 30, 2006 and December 31, 2005, respectively, due monthly, principal balance due August 30, 2008	13,235,000	—

Total	$126,000,000	$66,500,000

As of September 30, 2006, the senior indebtedness relating to loans maturing in the remainder of 2006, over the next four years, and the aggregate indebtedness maturing thereafter, is, as follows:

2006	$32,000,000
2007	51,000,000
2008	35,000,000
2009	8,000,000
2010	—
Thereafter	—

Total	$126,000,000

As of September 30, 2006 and December 31, 2005, $218.3 million and $138.8 million, respectively, in principal amount of loans were pledged as collateral for amounts outstanding on the Company’s secured lines of credit and senior indebtedness relating to loans.

Note 5 — Consolidated Real Estate Interests

As of September 30, 2006 and December 31, 2005, the Company owned the following controlling interests in entities that own real estate. These interests are accounted for on a consolidated basis:

•	100% limited and general partnership interest in a limited partnership that owns an office building in Rohrerstown, Pennsylvania with 12,630 square feet on 2.93 acres used as a diagnostic imaging center. The Company acquired this interest for $1.7 million. After acquisition, the Company obtained non-recourse financing of $1.1 million ($942,477 and $959,442 at September 30, 2006 and December 31, 2005, respectively), which bears interest at an annual rate of 7.33% and is due on August 1, 2008. The book value of this property at both September 30, 2006 and December 31, 2005 was $1.2 million.

•	Also included in the Company’s consolidated real estate interests is a first mortgage with a carrying amount of $40.8 million secured by a 594,000 square foot office building in Milwaukee, Wisconsin. In June 2003, the Company purchased the loan, which had a face value in excess of $40.0 million, for $26.8 million. Upon entering into a forbearance agreement with the owner of the property in August 2004, the Company determined that the borrowing entity was a variable interest entity (as defined in FIN 46) of which the Company was the primary beneficiary. See Note 1, “Basis of Presentation — Variable Interest Entities.” The book value of this consolidated interest (including construction in progress) at September 30, 2006 and December 31, 2005 was $45.9 million and $42.6 million, respectively. In April 2006, the Company obtained non-recourse financing secured by this real estate interest in the amount of $30.0 million ($30.0 million at September 30, 2006). The loan bears interest at LIBOR plus 175 points (7.07188% at September 30, 2006) and is due April 17, 2008.

•	Two parcels of land located in Willow Grove, Pennsylvania with an aggregate book value of $613,500 at both September 30, 2006 and December 31, 2005.

The Company’s consolidated real estate interests consisted of the following property types at September 30, 2006 and December 31, 2005. Escrows and reserves represent amounts held for payment of real estate taxes, insurance premiums, repair and replacement costs, tenant improvements, and leasing commissions.

	September 30, 2006 (Unaudited) Book Value	%	December 31, 2005 Book Value	%
Office	49,645,528	99%	45,561,170	99%
Retail and other	613,519	1%	613,519	1%

Subtotal	50,259,047	100%	46,174,689	100%
Plus: Escrows and reserves	31,354		549,743
Less: Accumulated depreciation	(2,557,674)		(1,766,025)

Consolidated real estate interests	$47,732,727		$44,958,407

As of September 30, 2006 and December 31, 2005, non-recourse, long-term debt secured by the Company’s consolidated real estate interests consisted of the following:

	September 30, 2006 (Unaudited)	December 31, 2005
Loan payable, secured by real estate, monthly installments of $8,008, including interest at 7.33%, remaining principal due August 1, 2008	$942,477	$959,442
Loan payable, secured by real estate, payable interest only at LIBOR plus 175 points (7.07188% at September 30, 2006) due monthly, principal due April 17, 2008	30,000,000	—

Total	$30,942,477	$959,442

As of September 30, 2006, the amount of long-term debt secured by the Company’s consolidated real estate interests that mature over the remainder of 2006, the next four years, and the aggregate indebtedness maturing thereafter, is as follows:

2006	$6,600
2007	27,467
2008	30,908,410
2009	—
2010	—
Thereafter	—

Total	$30,942,477

Expenditures for repairs and maintenance are charged to operations as incurred. Significant renovations are capitalized. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Unamortized fees as of September 30, 2006 and December 31, 2005 were $5,775 and $6,364, respectively. Rental revenue is reported on a straight-line basis over the terms of the respective leases. Depreciation expense relating to the Company’s real estate investments for the three months ended September 30, 2006 and 2005 was $263,882 and $261,317, respectively. Depreciation expense relating to the Company’s real estate investments for the nine months ended September 30, 2006 and 2005 was $791,647 and $778,526, respectively. The Company leases space in the buildings it owns to several tenants. Approximate future minimum lease payments under noncancellable lease arrangements as of September 30, 2006 are as follows:

2006	$720,498
2007	2,353,655
2008	2,181,868
2009	2,114,901
2010	1,885,782
Thereafter	1,418,581

Total	$10,675,285

Note 6 — Consolidated Real Estate Interests Held for Sale — Discontinued Operations

As of October 3, 2005, the Company classified as “held for sale” one of its consolidated real estate interests, consisting of an 89% general partnership interest in a limited partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. As of March 31, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 110,421 square foot shopping center in Norcross, Georgia. As of May 11, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 216-unit apartment complex and clubhouse in Watervliet, New York. As of November 7, 2006, the Company classified as “held for sale” a consolidated real estate interest consisting of a 44,517 square foot office building in Rockville, Maryland. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the assets and liabilities of these real estate interests have been separately classified on the Company’s balance sheet as of September 30, 2006 and December 31, 2005, and the results of operations attributable to these interests have been reclassified, for all periods presented, to “discontinued operations”. Additionally, depreciation expense was no longer recorded for these assets once they were classified as “held for sale”.

In September 2001, the Company provided mezzanine financing to the owner of a 78,746 square foot retail shopping center in Chester, South Carolina. In 2002, the Company purchased the existing first mortgage on the property. Both loans, totaling $3.1 million, matured in 2003, but were not repaid at that time. The underlying loan documents provided the Company with control of the rents at the property, and the property owner (the borrower under the loan), was responsible for paying the operating expenses of the property, thus providing for cash flow from the property in amounts sufficient to keep the interest payments on both loans current through early 2006, when the Company initiated foreclosure proceedings. A court order granted the Company physical control of the property effective July 1, 2006, at which time the Company hired a local property manager to handle the day-to-day operations of the property. Also at that time, the Company determined that entity that owned the property (the borrower under the Company’s loans), was a variable interest entity of which the Company was the primary beneficiary, due to the likelihood that from that point forward the company would be absorbing the majority of the property’s expected losses, as defined in FIN 46(R). Accordingly, as of July 1, 2006 the accounts of the variable interest entity that owned the property were included in the Company’s consolidated financial statements. As of August 2, 2006, the Company classified as “held for sale” this consolidated real estate interest. The property was sold in November 2006 for approximately $3.4 million. There was no gain or loss recognized on the sale of this property.

The following is a summary of the aggregate results of operations for the buildings classified as “held for sale” for the three and nine months ended September 30, 2006 and 2005, which have been reclassified to discontinued operations in the Company’s consolidated statement of income:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Rental income	$462,463	$5,323,522	$7,558,979	$14,068,368
Less:
Operating expenses	190,644	2,165,235	3,869,928	6,540,561
Interest expense	103,272	1,076,063	1,832,775	3,215,213
Depreciation and amortization	79,332	880,475	414,702	2,401,855

Income from discontinued operations	$89,215	$1,201,749	$1,441,574	$1,910,739

The Company sold the Philadelphia, Pennsylvania office building in May 2006 for approximately $74.0 million. The Norcross, Georgia shopping center and the Watervliet, New York apartment complex were both sold in June 2006 for $13.0 million and $11.0 million, respectively. The Company recognized a net gain of $2.8 million on the sale of these interests.

The Company sold the Rockville, Maryland building in December 2006 for $13.0 million and expects to recognize an approximate gain of $1.7 million on the sale of this interest.

Daniel G. Cohen, the Chief Executive Officer of the Company since December 11, 2006, and the son of Betsy Z. Cohen, the Chairman of the Board of the Company, controls an entity with a 15.4% ownership interest (the remaining 84.6% is owned by the Company) in the entity that owned the Rockville, Maryland office building. Mr. Cohen will receive approximately $375,000 of the proceeds from the sale of the property.

Note 7 — Unconsolidated Real Estate Interests

Unconsolidated real estate interests include the Company’s non-controlling interests in limited partnerships accounted for under the equity method of accounting, unless such interests meet the requirements of EITF:D-46 “Accounting for Limited Partnership Investments” to be accounted for under the cost method of accounting. The Company has two interests in two partnerships accounted for under the equity method. In accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies,” the Company accounts for its non-controlling interests in limited liability companies under the cost method. The Company has six interests in unconsolidated real estate accounted for under the cost method.

At September 30, 2006, the Company’s unconsolidated real estate interests accounted for under the equity method consisted of the following:

•	(a) 20% beneficial interest in a trust that owns a 58-unit apartment building in Philadelphia, Pennsylvania and (b) a 20% partnership interest in a general partnership that owns an office building with 31,507 square feet in Alexandria, Virginia. In September 2002, the Company received these interests, together with a cash payment of $2.5 million, in repayment of two loans with a combined net book value of $2.3 million. The Company recorded these interests at their current fair value based upon discounted cash flows and recognized income from loan satisfaction in the amount of $3.2 million. As of September 30, 2006 and December 31, 2005, the Pennsylvania property is subject to non-recourse financing of $2.9 million bearing interest at 6.04% and maturing on February 1, 2013. The Virginia property is subject to non-recourse financing of $3.4 million at both September 30, 2006 and December 31, 2005, bearing interest at 6.75% and maturing on March 1, 2013.

At September 30, 2006, the Company’s unconsolidated real estate interests accounted for under the cost method consisted of the following:

•	Class B limited partnership interest in a limited partnership that owns a 363-unit multifamily apartment complex in Pasadena (Houston), Texas. The Company acquired its interest in September 2003 for $1.9 million. In July 2004, the Company contributed an additional $600,000 to the limited partnership. The property was subject to non-recourse financing of $8.0 million at December 31, 2005, which bore interest at the 30-day LIBOR plus 300 basis points but limited by an overall interest rate cap of 6.0% with a LIBOR floor of 2.0%. This loan was refinanced in April 2006. The new non-recourse financing is in the amount of $9.8 million, bears interest at 7.41% and matures May 1, 2007.

•	3% membership interest in a limited liability company that has a 99.9% limited partnership interest in a limited partnership that owns a 504-unit multifamily apartment complex in Sugarland (Houston), Texas. The Company acquired its interest in April 2004 for $5.6 million. The property is subject to non-recourse financing of $14.1 million and $14.3 million at September 30, 2006 and December 31, 2005, respectively, which bears interest at an annual rate of 4.84%, and is due on November 1, 2009.

•	0.1% Class B membership interest in an limited liability company that has an 100% interest in a limited liability company that has an 89.94% beneficial interest in a trust that owns a 737,308 square foot 35-story urban office building in Chicago, Illinois. The Company acquired its interest in December 2004 for $19.5 million. The property is subject to non-recourse financing of $91.0 million at both September 30, 2006 and December 31, 2005, which bears interest at an annual rate of 5.3% and is due January 1, 2015.

•	Class B membership interests in each of two limited liability companies which together own a 231-unit multifamily apartment complex in Wauwatosa, Wisconsin. The Company acquired its interest in December 2004 for $2.9 million. The property is subject to non-recourse financing of $18.0 million at both September 30, 2006 and December 31, 2005, which bears interest at 5.3% and is due January 1, 2014.

•	Class B membership interests in each of two limited liability companies, one which owns a 430-unit multifamily apartment complex in Orlando, Florida and the other which owns a 264-unit multifamily apartment complex in Bradenton, Florida. The Company acquired its membership interests in May 2005 for an aggregate amount of $9.5 million. As of both September 30, 2006 and December 31, 2005, the Orlando property is subject to non-recourse financing of $23.5 million bearing interest at 5.31% and maturing on June 1, 2010. At both September 30, 2006 and December 31, 2005 the Bradenton property is subject to non-recourse financing of $14.0 million bearing interest at 5.31% and maturing on June 1, 2010.

•	A 20% residual interest in the net sales proceeds resulting from any future sale of a 27-unit apartment building located in Philadelphia, Pennsylvania. The property had been part of the collateral underlying one of the Company’s mezzanine loans until the loan was repaid in full in December 2005. The book value of the Company’s interest at both September 30, 2006 and December 31, 2005, $883,600, is computed using an assumed sale price that is based upon a third-party appraisal.

•	Class B membership interests in each of two limited liability companies, one which owns a 115,747 square foot shopping center in Austin, Texas and the other which owns a 77,352 square foot shopping center in Austin, Texas. The Company acquired its membership interests in June 2006 for an aggregate amount of $1.4 million. As of September 30, 2006 the first property is subject to non-recourse financing of $11.0 million bearing interest at 6.23% and maturing on July 5, 2016. At September 30, 2006 the second property is subject to non-recourse financing of $9.6 million bearing interest at 6.2% and maturing on July 5, 2016.

The Company’s unconsolidated real estate interests consisted of the following property types at September 30, 2006:

	September 30, 2006 (Unaudited)		December 31, 2005
	Book Value	%	Book Value	%
Multi-family	$19,415,293	47%	$19,530,016	48%
Office	20,994,359	50%	21,095,697	52%
Retail	1,375,000	3%	—	—

Unconsolidated real estate interests	$41,784,652	100%	$40,625,713	100%

Note 8 — Repurchase Agreement and Lines of Credit

At September 30, 2006 the Company had:

•	a repurchase facility with $160.0 of maximum possible borrowings ($64.6 million outstanding);

•	an unsecured line of credit with $335.0 million of maximum possible borrowings ($335.0 million outstanding); and

•	two secured lines of credit, one of which has $30.0 million of maximum possible borrowings and one which has $50.0 million of maximum possible borrowings ($20.0 million outstanding).

The following is a description of the Company’s repurchase facility and unsecured and secured lines of credit at September 30, 2006:

Repurchase Agreement

On September 20, 2006 the Company obtained a $160.0 million repurchase facility, which matures on November 26, 2006. The facility bears interest at a spread of 1.00% over 30-day LIBOR and provides for an advance rate of 75% for assets bearing interest at a fixed rate and 80% for assets bearing interest at a floating rate. The lender has a consent right to the inclusion of investments in this facility, determines periodically the market value of the investments, and has the right to require additional collateral if the estimated market value of the included investments declines. The Company had no accrued interest and borrowings of $64.6 million at 6.33% under this facility at September 30, 2006.

Unsecured Line of Credit

The Company is party to a revolving credit agreement that, as of September 30, 2006, provides for a senior unsecured line of credit, or unsecured line, in an amount up to $335.0 million, with the right to request an increase in the facility of up to a maximum of $350.0 million. Borrowing availability under the unsecured line is based on specified percentages of the value of eligible assets. The unsecured line will terminate on October 24, 2008, unless the Company extends the term an additional year upon the satisfaction of specified conditions.

Amounts borrowed under the unsecured line bear interest at a rate equal to, at the Company’s option:

•	LIBOR (30-day, 60-day, 90-day or 180-day interest periods, at the Company’s option) plus an applicable margin of between 1.35% and 1.85% or

•	an alternative base rate equal to the greater of: (i) the prime rate of the bank serving as administrative agent, or (ii) the federal funds rate plus 50 basis points, plus an applicable margin of between 0% and 0.35%.

The applicable margin is based on the ratio of the Company’s total liabilities to total assets which is calculated on a quarterly basis. The Company is obligated to pay interest only on the amounts borrowed under the unsecured line until the maturity date of the unsecured line, at which time all principal and any interest remaining unpaid is due. The Company pays a commitment fee quarterly on the difference between the aggregate amount of the commitments in effect from time to time under the unsecured line and the outstanding balance under the unsecured line. The commitment fee is equal to fifteen basis points (twenty five basis points if this difference is greater than 50% of the amount of the unsecured line of credit) per annum of this difference.

The Company’s ability to borrow under the unsecured line is subject to its ongoing compliance with a number of financial and other covenants, including a covenant that the Company not pay dividends in excess of 100% of its adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain its status as a real estate investment trust. The unsecured line also contains customary events of default, including a cross default provision. If an event of default occurs, all of the Company’s obligations under the unsecured line may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.

At September 30, 2006, the Company had $335.0 million outstanding under the unsecured line, of which $210.0 million bore interest at 6.98% and $125.0 million bore interest at 7.14%. On November 8, 2006, after closing the CDO, the Company had $20.0 million outstanding under the unsecured line of credit with an additional $5.0 million of availability based upon eligible assets. In connection with the CDO discussed on Note 17 below, the Company obtained a temporary waiver of a financial covenant under its unsecured line of credit requiring that its ratio of secured debt to total assets be less than 0.4 to 1.0. This waiver ends on the earlier of December 31, 2006 and the consummation of the Company’s proposed merger with Taberna Realty Finance Trust.

Secured Lines of Credit

At September 30, 2006, the Company had no amounts outstanding under its $30.0 million line of credit. This line of credit bears interest at either: (a) the 30-day LIBOR, plus 2.25%, or (b) the prime rate as published in the “Money Rates” section of The Wall Street Journal, at the Company’s election. Absent any renewal, the line of credit will terminate in October 2007 and any principal then outstanding must be paid by October 2008. The lender has the right to declare any advance due and payable in full two years after the date of the advance.

At September 30, 2006, the Company had $20.0 million outstanding under its $50.0 million line of credit. In February 2006, this credit line was increased from $25.0 million to $50.0 million. This line of credit bears interest at the 30-day LIBOR plus 2.0%. The current interest rate is 7.32%. Absent any renewal, the line of credit will terminate in February 2007 and any principal then outstanding must be paid by February 2008.

In October 2006, the Company obtained a third secured line of credit which has $30.0 million of maximum possible borrowings.

Note 9 — Derivative Financial Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

The Company has entered into various interest rate swap contracts to hedge interest rate exposure on its unsecured line of credit. The Company designates interest rate hedge agreements at inception and determines whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. During the three-months ended September 30, 2006, the Company designated its interest rate swaps associated with its unsecured line of credit as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, the Company concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At September 30, 2006, the Company updated its regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements.

The interest rate hedge agreements are summarized as of September 30, 2006 and for the nine months ended September 30, 2006 as follows:

Hedge Product	Hedged Item	Aggregate Notional	Strike	Maturity	Fair Value as of September 30, 2006	Amounts Reclassified to Earnings for Effective Hedges - Gains (losses)	Amounts Reclassified to Earnings for Ineffective Hedges - Gains (losses)
Interest rate swaps	Unsecured line of credit	$21,200,000	5.398%	8/8/2011	$(406,950)	$—	$—
Interest rate swaps	Unsecured line of credit	21,890,000	5.351%	8/11/2011	(378,296)	—	—
Interest rate swaps	Unsecured line of credit	31,200,000	5.379%	8/11/2011	(419,606)	—	—

Total Portfolio		$74,290,000			$(1,204,852)	$—	$—

Note 10 — Earnings Per Share

The Company’s calculation of earnings per share for the three and nine months ended September 30, 2006 and 2005 in accordance with SFAS No. 128 is as follows:

	For the Three months ended September 30,		For the Nine months ended September 30,
	2006	2005	2006	2005
Numerator:
Net income from continuing operations	$20,844,335	$18,143,689	$58,101,953	$55,533,280
Net income from discontinued operations	89,215	1,201,749	1,441,574	1,910,739
Gain from discontinued operations	—	—	2,788,663	—

Net income	$20,933,550	$19,345,438	$62,332,190	$57,444,019
Dividends attributable to preferred shares	(2,518,955)	(2,518,955)	(7,556,865)	(7,556,865)

Net income available to common shareholders	$18,414,595	$16,826,483	$54,775,325	$49,887,154

Denominator:
Weighted average common shares outstanding — basic	28,120,830	25,851,998	27,977,558	25,676,545
Add: effect of options	67,735	198,125	61,184	181,853
Add: effect of phantom units	68,149	11,096	63,658	5,873

Weighted average common shares outstanding — diluted	28,256,714	26,061,219	28,102,400	25,864,271
Basic earnings per share:
Net income	$0.65	$0.60	$1.81	$1.87
Net income from discontinued operations	—	0.05	0.05	0.07
Gain from discontinued operations	—	—	0.10	—

Net income available to common shareholders	$0.65	$0.65	$1.96	$1.94
Diluted earnings per share:
Net income	$0.65	$0.60	$1.80	$1.86
Net income from discontinued operations	—	0.05	0.05	0.07
Gain from discontinued operations	—	—	0.10	—

Net income available to common shareholders	$0.65	$0.65	$1.95	$1.93

Note 11 — Stock Based Compensation

The Company maintains the RAIT Financial Trust 2005 Equity Compensation Plan (the “Equity Compensation Plan”). The maximum aggregate number of Common Shares that may be issued pursuant to the Equity Compensation Plan is 2,500,000.

The Company has granted to its officers, trustees and employees phantom shares pursuant to the RAIT Financial Trust Phantom Share Plan and phantom units pursuant to the Equity Compensation Plan. Both phantom shares and phantom units are redeemable for Common Shares issued under the Equity Compensation Plan. Redemption occurs after a period of time after vesting set by the Compensation Committee. All outstanding phantom shares issued to non-management trustees vested immediately, have dividend equivalent rights and will be redeemed upon separation from service from the Company. Phantom units granted to non-management trustees vest immediately, have dividend equivalent rights and will be redeemed upon the earliest to occur of (i) the first anniversary of the date of grant, or (ii) a trustee’s termination of service with the Company. Phantom units granted to officers and employees vest in varying percentages between two to four years, have dividend equivalent rights and will be redeemed between one to two years after vesting as set by the Compensation Committee. The Company has been accounting for grants of phantom shares and phantom units in accordance with SFAS No. 123, which requires the recognition of compensation expenses on the date of grant.

The Company did not grant any phantom shares during the three and nine months ended September 30, 2006. The Company granted 0 and 1,392 phantom shares during the three and nine months ended September 30, 2005, respectively. There were 4,136 phantom shares outstanding at September 30, 2006. During the three months ended September 30, 2006 and 2005, the Company recognized $0 and $17,600, respectively, in compensation expense relating to phantom shares issued under this plan. During the nine months ended September 30, 2006 and 2005, the Company recognized $0 and $45,600, respectively, in compensation expenses relating to phantom shares issued under this plan.

The Company granted 0 and 54,002 phantom units during the three and nine months ended September 30, 2006, respectively. There were 63,570 and 8,966 phantom units outstanding at September 30, 2006 and 2005, respectively. In July 2006, 1,748 phantom units were fully vested and Common Shares were issued. During the three and nine months ended September 30, 2006 the Company recognized $169,000 and $469,000, respectively, in compensation expenses relating to phantom units issued under this plan. During both the three and nine months ended September 30, 2005, the Company recognized $285,000 in compensation expenses relating to phantom units issued under this plan.

Stock Options

In February and April 2002, the Company granted to its employees, executive officers and trustees options to purchase 61,100 Common Shares at the fair market value on the date of grant. These options, which were exercised in March through May 2002, had exercise prices of $16.92 and $19.85, respectively, per Common Share. The Common Shares issued pursuant to these exercises were subject to restrictions that had lapsed as of the fourth anniversary date of the grants. At the time of exercise, the Company provided loans to each person in the amount necessary to exercise such options. Each of these loans bore interest at a rate of 6% per annum. The aggregate principal amount of these loans was $0 and $263,647 at September 30, 2006 and December 31, 2005, respectively. Interest on the outstanding principal amount was payable quarterly and 25% of the original principal amount of each loan was payable on each of the first four anniversaries. The final payments on the remaining loans outstanding were made by April 30, 2006.

From its inception through 2004, the Company has granted to its officers, trustees and employees options to acquire Common Shares. The vesting period is determined by the Compensation Committee and the option term is generally ten years after the date of grant. At September 30, 2006 and December 31, 2005 there were 242,842 and 477,360 options outstanding, respectively.

Note 12 — Commitments and Contingencies

Guarantee

The Company has guaranteed the obligation of its wholly owned subsidiary under the Repurchase Agreement described in Note 8, “Repurchase Agreement and Lines of Credit”.

Litigation

As part of the Company’s business, the Company acquires and disposes of real estate investments and, as a result, expects that it will engage in routine litigation in the ordinary course of that business. Management does not expect that any such litigation will have a material adverse effect on the Company’s consolidated financial position or results of operations.

Delegated Underwriting Program

In 2005 and 2006 the Company has entered into program agreements with eight mortgage lenders that provide that the mortgage lender will locate, qualify, and underwrite both a first mortgage loan and a mezzanine loan and then sell the mezzanine loan to the Company. The mezzanine loans must conform to the business, legal and documentary parameters in the program agreement and be in the range of $250,000 to $2.5 million. In most cases, the Company expects to acquire the mezzanine loan from the mortgage lender at the closing of the mezzanine loan. In general, if any variations are identified or any of the required deliveries are not received, the Company has a period of time to notify the mortgage lender of its election to either waive the variations or require the mortgage lender to repurchase the mezzanine loan. Each of the eight program agreements provides that the Company will fund up to $50.0 million per calendar quarter of loans that fit the pre-defined underwriting parameters. In the three and nine months ended September 30, 2006, the Company funded 12 and 21 mezzanine loans totaling $9.0 million and $16.4 million, respectively, through the delegated underwriting program.

Guidance Lines

In June 2005, the Company entered into an agreement with a borrower establishing financial and underwriting parameters under which the Company would consider first mortgage bridge loans sourced by the borrower, up to an aggregate of $150.0 million, with no individual loan in an amount greater than $50.0 million. The Company expects that the credit and market risk of the potential loans will not differ from those of the loans in the Company’s current portfolio.

In March 2006, the Company entered into an agreement with another borrower establishing financial and underwriting parameters under which the Company would consider first mortgage bridge loans sourced by the borrower, up to an aggregate of $50.0 million, with no individual loan in an amount greater than $30.0 million. The Company expects that the credit and market risk of the potential loans will not differ from those of the loans in the Company’s current portfolio.

Lease Obligations

The Company sub-leases both its downtown and suburban Philadelphia office locations. The annual minimum rent due pursuant to the subleases for the remainder of 2006, each of the next four years and thereafter is estimated to be as follows as of September 30, 2006:

2006	$118,233
2007	457,337
2008	457,337
2009	457,337
2010	304,891
Thereafter	—

Total	$1,795,135

The Company sub-leases a portion of its downtown Philadelphia office space under an operating lease with Bancorp Inc., at an annual rental based upon the amount of square footage the Company occupies. The sub-lease expires in August 2010 with two five-year renewal options. Rent paid to Bancorp Inc. was approximately $101,000 and $269,000 for the three and nine months ended September 30, 2006, respectively. Rent paid to Bancorp Inc. was approximately $78,000 and $217,000 for the three and nine months ended September 30, 2005, respectively. The Company’s affiliation with Bancorp Inc. is described in Note 13.

The Company sub-leases the remainder of its downtown Philadelphia office space under an operating lease with a third party. The annual rental is based upon the amount of square footage the Company occupies. The sub-lease expires in August 2010 with two five-year renewal options. Rent paid for this space was approximately $11,500 and $10,000 for the three months ended September 30, 2006 and 2005, respectively. Rent paid for this space was approximately $34,300 and $33,000 for the nine months ended September 30, 2006 and 2005, respectively.

The Company sub-leases suburban Philadelphia, Pennsylvania office space at an annual rental of $15,600. This sublease currently terminates in February 2007 but renews automatically each year for a one year term unless prior notice of termination of the sublease is sent by either party to the sublease to the other party thereto.

Employment Agreements

The Company is party to employment agreements with certain executives that provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

Note 13 — Transactions with Affiliates

Brandywine Construction & Management, Inc. (“Brandywine”), is an affiliate of the spouse of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company. Brandywine provided real estate management services to ten and eleven properties underlying the Company’s real estate interests at September 30, 2006 and 2005, respectively. Management fees in the following amounts were paid to Brandywine relating to these interest; $88,000 and $308,000 for the three and nine months ended September 30, 2006, respectively, and $228,000 and $682,000 for the three and nine months ended September 30, 2005, respectively. The Company believes that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties. The Company expects to continue to use Brandywine to provide real estate management services to properties underlying the Company’s investments.

Betsy Z. Cohen has been the Chairman of the Board of The Bancorp Bank (“Bancorp”), a commercial bank, since November 2003 and a director of The Bancorp, Inc. (“Bancorp Inc”), a registered financial holding company for Bancorp, since September 2000 and the Chief Executive Officer of both Bancorp and Bancorp Inc. since September 2000. Daniel G. Cohen, Mrs. Cohen’s son, (a) has been the Vice-Chairman of the Board of Bancorp since November 2003, was the Chairman of the Board of Bancorp from September 2000 to November 2003, was the Chief Executive Officer of Bancorp from July 2000 to September 2000 and has been Chairman of the Executive Committee of Bancorp since 1999 and (b) has been the Chairman of the Board of Bancorp Inc. and Chairman of the

Executive Committee of Bancorp Inc. since 1999. The Company maintains most of its checking, demand deposit, and restricted cash accounts at Bancorp. As of September 30, 2006 and December 31, 2005, the Company had approximately $72.6 million and $84.2 million, respectively, on deposit, of which approximately $72.5 million and $84.1 million, respectively, is over the FDIC insurance limit. The Company pays Bancorp a monthly fee for information system technical support services. Effective June 30, 2006 this fee was increased from $5,000 to $6,500. The Company paid $19,500 and $15,000 for these services for the three month periods ended September 30, 2006 and 2005, respectively. The Company paid $49,500 and $45,000 for these services for the nine month periods ended September 30, 2006 and 2005, respectively. The Company subleases a portion of its downtown Philadelphia office space under an operating lease with Bancorp Inc. For a description of these operating leases, see Note 12, “Commitments and Contingencies — Lease Obligations”.

Daniel G. Cohen is the beneficial owner of the corporate parent of Cohen and Company, a registered broker-dealer of which Mr. Cohen is President and Chief Executive Officer. As of September 6, 2006, The Company engaged Cohen and Company in connection with a contemplated collateralized debt obligation transaction by the Company that contemplates the payment of customary fees to Cohen and Company in connection therewith.

Daniel G. Cohen is the Chairman of the Board and Chief Executive Officer of Taberna Realty Finance Trust (“Taberna”). See Note 15, “Proposed Merger with Taberna.”

On September 29, 2006, the Company sold three real estate loans participating in the aggregate amount of $35.0 million to Taberna. In accordance with SFAS 140, these sales were accounted for as financings.

Note 14 — Dividends

Common Shares

In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90% of its taxable income. Because taxable income differs from cash flow from operations due to non-cash revenues or expenses (such as depreciation), in certain circumstances, the Company may generate operating cash flow in excess of its dividends or, alternatively, may be required to borrow to make sufficient dividend payments.

On each declaration date set forth below, the Board of Trustees of the Company declared a cash dividend in an amount per Common Share, in the aggregate dividend amount and payable on the payment date to holders of Common Shares on the record date opposite such declaration date.

Declaration Date	Record Date	Payment Date	Dividend Per Share	Aggregate Dividend Amount
09/15/06	09/27/06	10/06/06	$0.72	$20,271,676
06/19/06	07/06/06	07/17/06	$0.62	$17,428,889
03/24/06	04/05/06	04/14/06	$0.61	$17,019,949

Series A Preferred Shares

On each declaration date set forth below, the Board of Trustees of the Company declared a cash dividend of $0.484375 per share on the Company’s 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”) in the aggregate dividend amount and payable on the payment date to holders of Series A Preferred Shares on the record date opposite such declaration date.

Declaration Date	Record Date	Payment Date	Aggregate Dividend Amount
10/24/06	12/01/06	12/29/06	$1,336,875
07/25/06	09/01/06	09/27/06	$1,336,875
05/08/06	06/01/06	06/30/06	$1,336,875
01/24/06	03/01/06	03/31/06	$1,336,875

Series B Preferred Shares

On the declaration date set forth below, the Board of Trustees of the Company declared a cash dividend of $0.5234375 per share on the Company’s 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series B Preferred Shares”) in the aggregate dividend amount and payable on the payment date to holders of Series B Preferred Shares on the record date opposite such declaration date.

Declaration Date	Record Date	Payment Date	Aggregate Dividend Amount
10/24/06	12/01/06	12/29/06	$1,182,080
07/25/06	09/01/06	09/27/06	$1,182,080
05/08/06	06/01/06	06/30/06	$1,182,080
01/24/06	03/01/06	03/31/06	$1,182,080

Note 15 — Subsequent Events

On November 7, 2006, the Company issued approximately $1.0 billion of collateralized debt obligations, or CDOs, through two newly-formed indirect subsidiaries, RAIT CRE CDO I, Ltd., or the Issuer, and RAIT CRE CDO I, LLC, or the Co-Issuer. The CDO consists of $818.0 million of investment grade notes, and $35.0 million of non-investment grade notes, which were co-issued by the Issuer and the Co-Issuer, and $165.0 million of preferred shares, which were issued by the Issuer. The Company retained all non-investment grade securities, the preferred shares and the common shares in the Issuer. The Issuer holds assets, consisting primarily of whole loans, subordinate interests in whole loans, mezzanine loans and preferred equity investments, which serve as collateral for the CDO. The investment grade notes were issued with floating rate coupons with a combined weighted average rate of one-month LIBOR plus .0657%, including transaction costs. The CDO may be replenished, pursuant to certain rating agency guidelines relating to credit quality and diversification, with substitute collateral for loans that are repaid during the first five years of the CDO. Thereafter, the CDO securities will be retired in sequential order from senior-most to junior-most as loans are repaid. Proceeds from the sale of the investment grade notes issued were used to repay substantially all outstanding debt under our repurchase agreement, our secured and unsecured lines of credit and the remaining amounts will be used to fund additional investments.

On December 11, 2006, Taberna Realty Finance Trust (“Taberna”) merged (the “Merger”) with RT Sub Inc. (“RT Sub”), a newly formed subsidiary of the Company, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 8, 2006 among the Company, Taberna and RT Sub. Taberna became a subsidiary of the Company. As a result of the Merger, each Taberna common share was converted into the right to receive 0.5389 of a RAIT common share. The Company issued an aggregate of 23,904,388 RAIT common shares in the Merger and, immediately following the merger, had 52,145,491 common shares outstanding. As a result of the Merger, each share of RT Sub’s series of nonvoting preferred stock was converted into a Taberna preferred share. The assets of Taberna as of December 11, 2006 consisted primarily of investments in securities and security-related receivables and investments in residential mortgages and mortgage-related receivables.

On December 11, 2006, the Company entered into an amended and restated employment agreement with Betsy Z. Cohen in connection with the Merger. In addition, certain changes were made to the terms and conditions of her supplemental executive retirement plan (the “SERP”) as described in her employment agreement. In connection with the amendment and restatement of the employment agreement, the Company memorialized the terms of the SERP benefit set forth in Mrs. Cohen’s employment agreement in an amended and restated SERP plan document (the “SERP Plan”). Also, on December 11, 2006, RAIT entered into an amended and restated employment agreement with Scott F. Schaeffer the Co-President of the Company in connection with the Merger.

On December 11, 2006, immediately following the effective time of the Merger, the Company filed articles of amendment changing its name to “RAIT Financial Trust.”

On December 11, 2006, the Company, KeyBank National Association, as administrative agent, and certain lenders entered into an amendment to the Revolving Credit Agreement dated as of October 24, 2005, which amends or waives certain definitions and financial covenants contained in the revolving credit agreement. This amendment was entered into in connection with the Merger.

Note 16 — New Accounting Pronouncement

In March 2006, the FASB issued Statement of Financial Accounting Standard No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 , (FAS156). This Statement amends FASB Statement 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities. Among other requirements, FAS156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. FAS156 is effective as of the beginning of the Company’s fiscal year beginning after September 15, 2006. The adoption of this Statement is not expected to have a material impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, thereby narrowing such exception; (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a QSPE holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. The Company is required to adopt SFAS No. 155 in the first quarter of 2007. The Company does not expect that the adoption of SFAS No. 155 will have a material effect on its consolidated financial statements.

In September 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is required to adopt FIN 48 in the first quarter of 2007 and is currently assessing the impact that it will have on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108 to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB 108 is effective as of the first fiscal year ending after November 15, 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. The impact of adopting SAB No. 108 is currently being evaluated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders RAIT Financial Trust

We have reviewed the accompanying consolidated balance sheet of RAIT Financial Trust (formerly RAIT Investment Trust) and Subsidiaries as of September 30, 2006 and the related consolidated statements of income, comprehensive income and cash flows for the three-month and nine-month periods ended September 30, 2006 and 2005. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated March 1, 2006 (except for note 6, as to which the date is December 27, 2006) we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2005 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 8, 2006 (except for note 6 and note 15, as to

which the date is December 27, 2006)